Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of February 11, 2026, by and between VerifyMe, Inc., a Nevada corporation (the “Company”), and Adam Stedham (the “Executive”) which shall be effective subject to and upon the Effective Time as defined in the Agreement and Plan of Merger dated of even date herewith, by and among the Company, VRME Subsidiary Corp., a Nevada corporation and a direct, wholly owned Subsidiary of the Company, and Open World Ltd., a Cayman Islands exempted company (“Open World”) (the “Effective Date”). Some of the terms of this Employment Agreement are in the attached schedule (the “Schedule”), which is part of this Agreement.

WHEREAS, the Company and Executive desire to amend and restate that certain Employment Agreement, dated as of June 19, 2023, between the Company and the Executive, and to enter into this Agreement to describe the employment relationship and obligations of the parties that will be effective as of the Effective Date; and

WHEREAS, as part of the consideration for entering into this Agreement, (i) on the earlier of the Effective Date or September 30, 2026, the Executive’s unvested 550,000 performance-based restricted stock units granted to the Executive on June 19, 2023 shall vest and be settled in shares of the Company’s common stock, and (ii) on the Effective Date, the Executive will receive payment of the Executive’s 2025 target bonus in the amount of $150,000, which will be paid in the normal course after the Company’s Form 10-K filing for the year ended December 31, 2025; and

WHEREAS, in its business, the Company has acquired and developed certain trade secrets both as defined by applicable law and the common law, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s Services (as defined in Section 9(a)), information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information (as defined in Section 9(a)) and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his or her employment by the Company; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key, relationships with vendors, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company desires to employ or continue to employ the Executive and to ensure the availability or continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive hereby agree as follows:

1.          Representations and Warranties. The Executive hereby represents and warrants to the Company that he or she (i) is not subject to any non-solicitation or non-competition agreement affecting his or her employment with the Company (other than any prior agreement with the Company or other agreement disclosed on Exhibit A), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his or her employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.	Term of Employment.

(a)     Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company. Executive’s employment shall for a one (1) year initial term (the “Initial Term”) and thereafter be on an “at-will” basis. The total employment period, inclusive of the Initial Term, shall hereinafter be referred to as the “Term” of this Agreement. Subject to Section 6, the Company or Executive may terminate Executive’s employment and this Agreement at any time during the Term, including the Initial Term.

(b)       Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(e), 7, 8, 9, 10, 12, 15, 18, 19, and 23 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors and assigns of the Executive.

3.	Duties.

(a)       General Duties. The Executive shall serve in the position indicated in the Schedule, with duties and responsibilities that are customary for such an executive. The Executive shall report to the Company’s Chief Executive Officer. The Executive shall also perform services for such subsidiaries of the Company as may be necessary. The Executive shall use his or her best efforts to perform his or her duties and discharge his or her responsibilities pursuant to this Agreement competently, carefully and faithfully. Executive shall continue to serve on the Board of Directors of the Company (the “Board”), but will tender his resignation as a director of the Company if his employment with the Company is terminated for any reason or if the Board desires to replace the Executive on the Board.

(b)       Devotion of Time. Subject to the last two sentences of this Section 3(b), the Executive shall devote such time, attention and energies to the affairs of the Company and its subsidiaries and affiliates as are necessary to perform his or her duties and responsibilities pursuant to this Agreement. Other than as disclosed on Exhibit A, the Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business, or organization, without the prior consent of the Board. Notwithstanding the above, the Executive shall be permitted to devote a limited amount of his or her time, to professional, charitable or similar organizations, including, but not limited to, serving as a non-executive director or an advisor to a board of directors, committee of any company or organization provided that such activities do not interfere with the Executive’s performance of his or her duties and responsibilities as provided hereunder, and the consent for such service shall not be unreasonably denied or delayed by the Board.

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(c)       Location of Office. The Executive’s principal office shall be his or her home or other location where he or she may be from time-to-time. The Executive’s job responsibilities shall include all business travel necessary for the performance of his or her job.

(d)       Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

4.	Compensation and Expenses.

(a)       Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive the annual salary indicated on the Schedule (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices. The Executive’s Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term. However, the Executive’s Base Salary may not be decreased during the Term.

(b)       Annual Bonus. The Executive shall be eligible to receive an annual cash bonus, less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices, in an amount up to 50% of the Base Salary (the “Annual Bonus”). The Annual Bonus shall be calculated as set forth on the Schedule. Annual Bonuses will be paid no later than March 15 of the calendar year following the calendar year for which the bonus performance period pertains. Except as set forth in Section 6, the Executive must remain employed by the Company on the actual payment date in order to earn and receive any Annual Bonus.

(c)       Expenses. In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable documented travel (including travel expenses incurred by the Executive related to his or her travel to the Company’s other offices), entertainment and miscellaneous expenses incurred in connection with the performance of his or her duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s expense reimbursement policies and procedures.

5.	Benefits.

(a)       Paid Time Off. The Executive will be entitled to the number of weeks of Paid Time Off indicated on the Schedule without loss of compensation or other benefits to which he or she is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit, with the understanding that vacation days will not be specifically counted, and no compensation, shall be granted for unused days.

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(b)       Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

6.	Termination.

(a)       Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive. For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to engage in his or her customary duties (with or without reasonable accommodation) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his or her guardian) (or the Social Security Administration, where applicable) and me made in accordance with the Americans with Disabilities Act or other applicable law. In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to the Executive or his or her personal representative: (i) any accrued but unpaid Base Salary for services rendered through the date of termination, (ii) accrued but unpaid expenses required to be reimbursed under this Agreement, and (iii) any Annual Bonus for which the Executive completed the applicable calendar performance year but has not yet earned solely as a result of termination prior to the payment date (an “Annual Bonus Payout”). The Executive (or his or her estate) shall receive the payments provided herein at such times as he or she would have received them if there was no death or disability. Additionally, if the Executive’s employment is terminated because of disability, any benefits (except perquisites) to which the Executive may be entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for the Disability Benefits Continuation Period indicated on the Schedule, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A (as defined in Section 23(a)) by reason of Treasury Regulation Section 1.409A- 1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to Section 409A, the Executive shall not be entitled to the benefits that are subject to Section 409A subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

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(b)       Termination by the Company for Cause or by the Executive Without Good Reason. The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination. Such termination shall become effective upon the giving of such notice. The Executive may terminate his or her employment pursuant to the terms of this Agreement at any time without Good Reason (as defined in Section 6(c)) by giving the Company at least sixty (60) days’ written notice of resignation. Such termination shall become effective upon the date provided by the Executive; provided, however, that the Company may relieve the Executive of any duties during such notice period without causing Good Reason. Upon any such termination for Cause or such resignation without Good Reason, then the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided for by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) the Executive, in carrying out his or her duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company including a material amount of money or property; (iv) the Executive breaches his or her fiduciary duty to the Company resulting in material profit to him, directly or indirectly; (v) the Executive materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) the Executive breaches any provision of Section 8 or Section 9; (vii) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) the Executive refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of his or her duties.

(c)           Termination by the Company Without Cause or by Executive for Good Reason.

(1)          This Agreement may be terminated: (i) by the Executive for Good Reason (as defined below) and (ii) by the Company without Cause.

(2)          In the event this Agreement is terminated by the Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to the following:

(A)       any accrued but unpaid Base Salary for services rendered through the date of termination;

(B)       any accrued but unpaid expenses required to be reimbursed under this Agreement;

(C)       a prorated portion of the Annual Bonus earned for the portion of the calendar year the Executive is employed by the Company before this Agreement is terminated pursuant to this Section 6(c);

(D)       the Annual Bonus Payout, if applicable;

(E)        a payment equal to the amount of salary severance indicated on the Schedule (the “Salary Severance”); and

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(F)        any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for the Benefits Continuation Period indicated on the Schedule, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A by reason of Treasury Regulation Section 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to Section 409A, the Executive shall not be entitled to the benefits that are subject to Section 409A subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(subparts (C)–(F) collectively, the “Severance Entitlements”).

(3)       In the event of a termination for Good Reason or without Cause, the payment of the Salary Amount shall be made at the same times as the Company pays compensation to its employees over the applicable monthly period and any other payments owed under Section 6(c) shall be promptly paid. Provided, however, that any balance of the Salary Severance remaining due on the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)) after the end of the tax year in which the Executive’s employment is terminated or the Term ends shall be paid on the last day of the applicable 2½ month period. The Severance Entitlements, including payment of the Sa;aru Severance and the acceleration of the vesting of outstanding equity awards, shall be conditioned on the Executive signing an effective and non-revocable Agreement and General Release (in the form attached hereto as Exhibit B, with such revisions as counsel to the Company deems necessary) which releases the Company, Open World and any of their respective affiliates (including its officers, directors and their affiliates) from any liability under this Agreement or related to the Executive’s employment with the Company provided that (x) the payment of the Salary Severance is made on or before the 90th day following the Executive’s termination of employment; (y) such Agreement and General Release is executed by the Executive, submitted to the Company, and the statutory period during which the Executive is entitled to revoke the Agreement and General Release under applicable law has expired on or before that 90th day; and (z) in the event that the 90 day period begins in one taxable year and ends in a second taxable year, then the payment of the Salary Severance shall be made in the second taxable year.

The term “Good Reason” shall mean: (i) a material diminution in the Executive’s authority, duties or responsibilities due to no fault of the Executive other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law; or (ii) any other action or inaction that constitutes a material breach by the Company under this Agreement. Prior to the Executive terminating his or her employment with the Company for Good Reason, the Executive must provide written notice to the Company, within 30 days following the Executive’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason. If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Executive’s employment shall be deemed terminated for Good Reason. It is expressly acknowledged by the Executive that the transition of the Executive’s authority, duties or responsibilities from Chief Executive Officer to President of Precision Logistics , to facilitate the Company’s adoption of the digital asset treasury business strategy, will not constitute Good Reason under this Agreement.

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(d)       Any termination made by the Company under this Agreement shall be approved by the Board.

(e)       Upon (1) any termination of the Executive’s employment, or (2) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his or her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non- Company devices, networks, storage locations and media in the Executive’s possession or control.

7.           Indemnification. As provided in an Indemnification Agreement to be entered into or previously entered into between the Company and the Executive, a copy of which is annexed as Exhibit C, the Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit, administrative action, or other proceeding (including any investigation conducted by any governmental body) to which he or she may be made a party by reason of him being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall provide, at its expense, directors and officers insurance for the Executive in amounts and for a term consistent with industry standards.

8.	Non-Competition Agreement.

(a)       Competition with the Company. Until termination of his or her employment and for the Restricted Period indicated on the Schedule and commencing on the date of termination, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its subsidiaries or affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of employment or where the Company reasonably expected to engage in business within three months of the date of termination of employment. For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged as of the termination of the Executive’s employment or reasonably expected to engage in within three months of termination of employment; provided, however, the foregoing shall not prevent the Executive from (i) accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”) if the Executive’s employment is totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit the Executive from owning up to five percent of the securities of any publicly-traded enterprise provided as long as the Executive is not a director, officer, consultant, employee, partner, joint venturer, manager, or member of, or to such enterprise, or otherwise compensated for services rendered thereby.

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(b)       Solicitation of Customers. During the periods in which the provisions of Section 8(a) shall be in effect, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, limited liability company, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be. Provided, however, the goods or services must be competitive in some respect to the Company’s business during such time.

(c)       Solicitation of Employees. During the period in which the provisions of Sections 8(a) and 8(b) shall be in effect, the Executive agrees that he or she shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, for the purposes of providing services for a Prohibited Business, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year period preceding the Executive’s termination of employment.

(d)       Non-disparagement. The Executive agrees that, after the end of his or her employment, he or she will refrain from making, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Executive from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information in response to an investigation conducted by any governmental body or otherwise required by law.

(e)       No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his or her undertakings in this Section 8, and confirms he or she has received adequate consideration for such undertakings.

(f)       References. References to the Company in this Section 8 shall include the Company’s and Open World’s subsidiaries and affiliates.

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9.	Non-Disclosure of Confidential Information.

(a)       Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential and proprietary information of the Company, whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies, processes, policies, procedures, techniques, designs, drawings, know-how, show- how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Company’s products and services (including to the extent under development), the Company’s budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists and information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, and Customer, vendor and supplier contacts. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries, affiliates, Customers, vendors and suppliers. Confidential Information also includes information of third parties disclosed to Executive by the Company or such third party in connection with such third party’s relationship with the Company. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Services” shall include all services offered for sale and marketed by the Company during the Term.

(b)       Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing Customers, vendors or suppliers; (iv) Customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, products, services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

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(c)       Confidentiality. During the Term of this Agreement and following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his or her employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his or her employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his or her employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Executive shall not, except in connection with and as required by his or her performance of his or her duties under this Agreement, for any reason use for his or her own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive). If Executive becomes compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose any Confidential Information, except as may be protected below, Executive shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. Executive agrees to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, Executive shall only disclose that portion of such Confidential Information required to be disclosed, in the opinion of Executive’s legal counsel. Executive shall request that confidential treatment be accorded such Confidential Information, where available. Compulsory disclosures made pursuant to this Section shall not relieve Executive of his or her obligations of confidentiality and non-use with respect to non-compulsory disclosures.

(d)       References. References to the Company in this Section 9 shall include the Company’s and Open World’s subsidiaries and affiliates.

(e)       Whistleblowing. Notwithstanding the foregoing, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

(f)       Trade Secrets. Pursuant to The Defend Trade Secrets Act (18 USC § 1833(b)), the Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive, if suing the Company for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order.

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10.	Equitable Relief.

(a)       The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board, shall leave his or her employment for any reason and/or take any action in violation of Section 8 and/or Section 9, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Executive from breaching the provisions of Section 8 and/or Section 9.

(b)       Any action arising from or under this Agreement must be commenced only in the appropriate state or federal court located in New York County, New York. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

11.          Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the Board, directly or indirectly:

(a)       participate as an individual in any way in the benefits of transactions with any of the Company’s Customers or vendors, including, without limitation, having a financial interest in the Company’s Customers or vendors, or making loans to, or receiving loans, from, the Company’s Customers or vendors;

(b)       realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c)       accept any offer to serve as an officer, director, partner, consultant, manager with, provide services to or to be employed by, a person or entity which does business with the Company.

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12.         Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, works of authorship, programs, software, and designs (including all improvements) conceived or made by the Executive during the course of his or her employment with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment (“Works”) shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby assigns all right, title and interest in such Works to the Company. The foregoing applies to Works (a) whether or not such Works are developed or worked on by Executive during Executive’s regular hours of employment with the Company; (b) whether or not developed at the suggestion of the Company; (c) whether or not reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not related to the general line of business engaged in by the Company, but does not apply to Works that (x) Executive develops entirely on his or her own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities, or Confidential Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Work; and (z) do not result from and are not related to any work performed by Executive for the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he or she made or conceived prior to his or her employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 12 shall include the Company, its subsidiaries and affiliates.

13.       Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

14.       Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

15.	Severability.

(a)       The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

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(b)       If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

16.       Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	VerifyMe, Inc.
801 International Parkway, 5th Floor Lake Mary, FL 32746
Attention: Executive Chairman Email: [***]

With a copy to:	Harter Secrest & Emery LLP
1600 Bausch & Lomb Place Rochester, New York 14604 Attention: Alex R. McClean, Esq. Email: [***]

To the Executive:	the Executive’s email address indicated on the Schedule

17.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

18.       Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

19.       Governing Law. This Agreement shall be governed or interpreted according to the internal laws of the State of New York without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of New York without regard to choice of law considerations.

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20.       Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21.       Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22.       Section 280G. In the event that the Executive becomes entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Executive, which in the absence of this Section 22 would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable to the Executive under this Agreement shall, either (a) be reduced to the largest amount or greatest right such that none of the amounts payable to the Executive under this Agreement and any other payments or benefits received or to be received by Executive as a result of, or in connection with, an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code) or the termination of employment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code or (b) be made in full, with Executive bearing full responsibility for any Excise Tax liability, whichever of (a) or (b) provides the Executive with a larger net after- tax amount. The Company shall cooperate in good faith with the Executive in making such determination, including but not limited to providing the Executive with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any reduction pursuant to this Section 22 shall be made in a manner compliant with Section 409A of the Code. This Section 22 shall apply in lieu of any provision applicable to the Executive under any other agreement or arrangement with respect to Section 4999 of the Code. All determinations with respect to this Section 22 shall be made by an independent nationally recognized certified public accounting firm reasonably acceptable to the Executive at the Company’s sole expense. The after tax amount shall be calculated, as applicable, using the maximum marginal income tax rates for each year in which the payment is payable to the Executive (based upon the rates in effect for such year as set forth in the Code at the relevant time).

23.	Section 409A Compliance.

(a)       This Agreement is intended to comply with Section 409A of the Code and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”) or to qualify for an exemption thereunder, and this Agreement shall be construed and administered consistent with such intent. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation Section 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with or qualify for an exemption from Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

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(b)          Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.

(c)          To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(1)       the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(2)       any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(3)       any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first written above.

VERIFYME, INC.

By:	/s/ Scott Greenberg
Scott Greenberg
Executive Chairman of the Board of Directors

Executive

/s/ Adam Stedham
Adam Stedham

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Schedule

Amended and Restated Employment Agreement Terms Schedule

Executive Name	Adam Stedham
Executive’s Email Address	[***]
Position	President of Precision Logistics
Base Salary	$300,000
Bonus Calculation	Annual bonus potential of up to 50% of Base Salary. Amount of Annual Bonus earned to be based on performance goals set by the Company’s Board of Directors each year.
Number of Weeks of Paid Time-Off	Four (4) weeks
Amount of Salary Severance

If the qualifying termination occurs on or prior to the 6-month anniversary of the Effective Date, then an amount equal to Base Salary that would have otherwise been paid until the conclusion of the Initial Term.

If the qualifying termination occurs after the 6- month anniversary of the Effective Date, then an amount equal to six (6) months of Base Salary.

Benefits Continuation Period	If the qualifying termination occurs on or prior to the 6-month anniversary of the Effective Date, then until the end of the Initial Term had it been completed (i.e., the one year anniversary of the Effective Date).
If the qualifying termination occurs after the 6- month anniversary of the Effective Date, then six (6) months.
Disability Benefits Continuation Period	Six (6) months
Restricted Period	Six (6) months

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Exhibit B

Form of General Release Agreement

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Exhibit C

Form of Indemnification Agreement

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